EXHIBIT 10.2

July 6, 2007

Dennis M. Lindahl	BY E-MAIL
180 East Fifth Street, Suite 1300
Saint Paul, Minnesota 55101

Re:                               Second Amendment to Employment Agreement

Dear Dennis:

This letter sets forth our agreement to modify the terms of your current employment agreement (the “Employment Agreement”), entered into March 1, 2006 and amended January 24, 2007, between yourself (“Executive”) and Gander Mountain Company (the “Company”).

1.                                       Section 9(b) of the Employment Agreement is hereby amended by deleting the following text:

Notwithstanding anything to the contrary contained in Section 9(a) of this Agreement above, if (x) Executive voluntarily resigns his employment with the Company effective on or before July 23, 2007, and (y) as of the effective date of such resignation by Executive no circumstances exist that would constitute Cause (as defined below), then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the Termination Date and any Annual Incentive Bonus earned but unpaid for the completed fiscal year preceding the fiscal year in which the Termination Date occurs, pay to Executive severance pay in such amounts set forth in Sections 9(b)(i) and 9(b)(ii) above.

and replacing it with the following text:

Notwithstanding anything to the contrary contained in Section 9(a) of this Agreement above, if (x) Executive voluntarily resigns his employment with the Company effective on or before September 14, 2007, and (y) as of the effective date of such resignation by Executive no circumstances exist that would constitute Cause (as defined below), then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the Termination Date and any Annual Incentive Bonus earned but unpaid for the completed fiscal year preceding the fiscal year in which the Termination Date occurs, pay to Executive severance pay in such amounts set forth in Sections 9(b)(i) and 9(b)(ii) above less all amounts received for work performed between July 24, 2007 and the Termination Date.

2.                                       Section 12 of the Employment Agreement is hereby amended by adding the following text at the end of the section:

The parties agree that simultaneously with the execution of this letter by Executive, Executive shall sign a release of claims in the form attached to this letter (the “Release”).  In the event that Executive does not sign the Release or rescinds the Release as provided therein, this letter agreement shall have no effect and the Employment Agreement will continue in accordance with its terms without the effect of this letter.

3.                                       Other than as expressly amended by this letter, the Employment Agreement shall continue in full force and effect as so amended.

We thank you for your continued contribution to the Company.

Best Regards,
GANDER MOUNTAIN COMPANY,
a Minnesota corporation

	By:	/s/ Mark R. Baker
Mark R. Baker
Chief Executive Officer

Agreed and acknowledged:

/s/ Dennis M. Lindahl
Dennis M. Lindahl

Date: July 10, 2007